Exhibit 99.1

Bob Evans Reschedules Fourth-Quarter Earnings Release and Conference Call

NEW ALBANY, Ohio, June 16, 2014 – Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced it is rescheduling release of its fourth-quarter earnings to after 4 p.m. (ET) on Tuesday, July 8, 2014, and will hold its fourth-quarter conference call at 10 a.m. (ET) on Wednesday, July 9, 2014. The Company expects to file its annual report on Form 10-K for the fiscal year ended April 25, 2014, with the Securities and Exchange Commission on July 8, 2014.

The Company is postponing its earnings release primarily in order to complete its review and assessment of the financial statement impacts associated with deferred income tax and fixed asset accounts. This reflects the Company’s ongoing efforts to address previously disclosed material weaknesses in internal controls related to deferred income tax and fixed asset accounting.

The dial-in number for the fourth-quarter conference call at 10 a.m. (ET) on Wednesday, July 9, 2014 is (855) 468-0551, access code 46808831. A replay will be available at (800) 585-8367, access code 46808831. To access the simultaneous webcast, go to investors.bobevans.com/events.cfm. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the third fiscal quarter (January 24, 2014), Bob Evans Restaurants owned and operated 562 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 26, 2013, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954